EXHIBIT 4.57

ARTICLES OF INCORPORATION OF E.C. DRIVER & ASSOCIATES, INC.

We, the undersigned, hereby associates ourselves together for the purpose of becoming a corporation under the laws of the State of Florida, by and under the provisions of the statutes of the State of Florida providing for the formation, liability, rights, privileges and immunities of a corporation for profit.

Article I

The name of this corporation shall be E. C. DRIVER & ASSOCIATES, INC.

Article II

The general purpose for which this corporation is initially organized includes the transaction of any or all lawful business for which corporations may be incorporated under the “Florida General
Corporation Act”; including particularly, without limiting the generality of the foregoing, the practice of engineering and land surveying.

Article III

The capital stock of this corporation shall consist solely of Six Hundred (600) shares of common stock of the par value of Ten ($10.00) Dollars each. The stock shall be paid for in cash, property, labor, or services, at a just valuation to be fixed by the Board of Directors.

Article IV

This corporation shall have a perpetual existence unless sooner terminated by and according to law.

Article V

The initial registered office of the corporation shall be at Suite 203, 547 North Monroe Street, Tallahassee, Florida 32301. The initial registered agent at that address shall be E. C. DRIVER.

Article VI

The directors of this corporation shall be elected by a majority vote. The number of directors shall be as fixed by the by-laws of the corporation, and shall be no less than three, nor more than five.

Article VII

The name and post office address of the first Board of Directors of the corporation who, subject to the provisions of such by-laws as may be adopted, shall hold office for the first year of the corporation’s existence, or until their successors are elected and qualified, are:

Betty M. Driver	15930 S. W. 79th Avenue
Miami, Florida 33157

E. C. Driver	15930 S. W. 79th Avenue
Miami, Florida 33157

Frank G. Glenn	1312 Betton Road
Tallahassee, Florida 32312

Article VIII

The name and post office address of each subscriber and the number of shares which he agrees to take are:

Betty M. Driver	15930 S. W. 79th Avenue
450 Shares	Miami, Florida 33157

E. C. Driver 150 Shares	15930 S. W. 79th Avenue Miami, Florida 33157

Article IX

The names and addresses of the first officers of this corporation, who, subject to the provisions of such by-laws as may be adopted, shall hold office for the first year of the corporation’s existence, or until their successors are elected and qualified, are:

E. C. Driver	15930 S. W. 79th Avenue
President	Miami, Florida 33157

Frank G. Glenn	1312 Betton Road
Vice President	Tallahassee, Florida 32312

Betty M. Driver	15930 S. W. 79th Avenue
Secretary/Treasurer	Miami, Florida 33157

Article X

The following special provisions for the regulation of the business and for the conduct of the affairs of the corporation and creating, dividing, limiting and regulating the powers of the corporation, its stockholders and directors, are hereby adopted as part of these Articles of Incorporation:

(a) All officers shall be elected by the Directors annually, at the first Director’s meeting held each year. The corporation my have such officers, including a general manager, agents and factors, all prescribe their duties and powers as the Directors shall fix, or the by-laws determine, from time to time.

(b) In the election of Directors of the corporation there shall be no cumulative voting of any stock of the corporation.

(c) Any action required or proposed to be taken by the stockholders may be validly effected in the following manner, without notice or formal meeting, viz: Any resolution or proceeding approved in writing by all of the stockholders by the subscription of their names in writing to the same, or to concurrent instruments, shall be as valid and effective as if such action were adopted by the same vote at a regular called meeting of the stockholders; and shall be effective as of the date on which the same shall be filed and noted by the secretary, and such resolution shall thereupon be entered in the Minutes of the corporation under such effective date.

(d) None of the shares of stock in this corporation shall be transferred, sold, assigned, pledged, or otherwise disposed of, or encumbered (save to another shareholder in said corporation, or save by descent, bequest, or devise), unless and until the holder thereof shall have first offered to sell such shares at the book value thereof to each of the other stockholders. Such offer to sell such shares shall be made in writing, and shall continue for thirty (30) days. The book value of said shares shall be computed from the books of the corporation maintained in accordance with generally accepted principles of accounting. If more than one of the other stockholders desire to purchase such stock, those so desiring to purchase shall be entitled to do so in such proportions as they hold their shares of capital stock in this corporation. All shares of stock shall have written across the face thereof the words, “This stock is transferable only in accordance with Section (d) of Article X of the Articles of Incorporation of E. C. Driver & Associates, Inc.”

(e) No contract or other transaction of the corporation with any other person, firm, or corporation, or in which this corporation is interested, shall be affected or invalidated by (i) the fact that any one or more of the Directors of this corporation is interested in, or is a director or officer of another corporation, (ii) the fact that any Director, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, and each and every person who may become a director of this corporation is hereby relieved from any liability that may otherwise arise by reason of his contracting with the corporation for the benefit of himself, or any firm or corporation in which he may anywise be interested.

(f) Any one or more, or all, of the Directors may be removed for cause at any time by vote of the stockholders holding a majority of the stock of this corporation, at any special meeting called for that purpose.

(g) One or more of the principal officers of the corporation, and all personnel of the corporation who act in its behalf as land surveyors or engineers in this state, must be registered as provided by applicable statutes of the State of Florida relating to the registration of land surveyors and engineers.

IN WITNESS WHEREOF, the undersigned have made and subscribed these Articles of Incorporation at Tallahassee, Leon County, Florida, for the uses and purposes aforesaid.

/s/ Betty Driver

/s/ E. C. Driver